Exhibit 99.1


For financial questions, contact
Terry Galvin
Vice President, Finance and Treasurer
201/930-8192
For nonfinancial questions, contact
Andy Carrano
Vice President, Marketing & Corporate Affairs
201/930-4236

FOR IMMEDIATE RELEASE

                 The Great Atlantic & Pacific Tea Company, Inc.

                 A&P ANNOUNCES STRATEGIC INITIATIVES FOR GROWTH

   Program to Include Acceleration of its Store Modernization Program, Opening of New Superstores; and Exiting of Non-Strategic, Underperforming Locations

     MONTVALE. N.J.--Dec. 8, 1998--The Great Atlantic & Pacific Tea Company, Inc. (NYSE:GAP) ("A&P") announced today that it has embarked on a program of strategic initiatives to improve its overall profitability and its long-term position as a leader in North American food retailing. The major elements of this initiative include plans to accelerate its store modernization program over the next three years, opening between 175 to 200 new superstores; exit 127 non-strategic stores; realign and consolidate distribution and manufacturing facilities and administrative functions; reduce working capital and dispose of other non-strategic assets. It is expected that this program will greatly enhance the Company's strategic position, allow it to grow more effectively in its core markets and provide further growth opportunities for its employees.

STORE EXPANSION AND MODERNIZATION PROGRAM

     As part of the plan to accelerate the store expansion and modernization program, the Company plans to open between 175 to 200 new superstores over the next three years. During the first three quarters of this year the Company has already opened 30 new stores and will have 16 more opening in the fourth quarter for a total of 46 new stores for fiscal 1998.

     In fiscal 1999, the Company plans to invest in excess of $400 million on capital improvements, including at least 50 new stores with plans for an additional 125 to 150 stores for the following two years.

     In addition to the 50 stores that were remodeled or enlarged in 1998, the Company plans to remodel or enlarge approximately 75 stores per year for the next three years.

STORE EXIT PROGRAM

     The closing of 127 non-strategic, underperforming stores is expected to generate between $50 and $80 million in cash from asset sales and working capital liquidation. The non-strategic stores identified for closing are underperforming locations throughout the U.S. and Canada, which the Company has concluded do not complement its long-term goals. Included in this decision is the expected sale of the Company's Richmond, Virginia division. It is expected that the store exit program will be completed over the next twelve months.

PRODUCTIVITY IMPROVEMENT PROGRAMS

     Other strategic initiatives include the realignment and consolidation of distribution and manufacturing facilities and administrative functions; reduction of working capital and disposal of other non-strategic assets. Actions already accomplished include the consolidation of its Northeast distribution network, resulting in the elimination of two distribution centers. In addition, the Company has already closed a coffee plant and a bakery, and further consolidated administrative functions in the Northeast. The Company has also integrated the management of its two Super Fresh operating divisions in order to compete more effectively and efficiently in the Mid-Atlantic markets.

IMPACT ON THIRD AND FOURTH QUARTER RESULTS

     Results for the third quarter, which ended December 5, 1998, will include charges of approximately $22 million after-tax, or $.57 per share for the initiatives related to the productivity improvement programs as well as professional fees incurred relating to the overall strategic program and the write-down of a property no longer held for a potential store site. Third quarter results are expected to be announced on or about December 22.

     As a result of the store exit program, in the fourth quarter ending February 27, 1999, the Company expects to record an after-tax charge in the range of $120 to $160 million associated with the lease obligations and write-down of fixed assets related to the stores identified in the Company's exit program. Approximately 40% of the aforementioned after-tax charge will be non-cash, and the remainder of the charge represents the present value of future lease commitments, most of which will be paid over the next seven years.

     In addition, over the next four quarters, the Company will incur other costs related to these initiatives which are currently not accruable. Such costs include inventory markdowns, severance, reorganization and other costs as well as temporarily higher than normal operating costs in the continuing stores. The Company estimates that the after-tax impact of the programs over the next four quarters will be in the range of $30 to $40 million.

CANADIAN TAX BENEFIT

     In light of the performance improvements in its Canadian operations and in conjunction with the actions to be taken as a part of this strategic initiative, the Company has concluded that it is more likely than not that the Canadian deferred tax assets will be realized. Accordingly, in the fourth quarter of fiscal 1998, the Company will record a tax benefit of approximately $60 million, reversing the deferred tax asset valuation allowance originally recorded in fiscal 1993. Following the reversal, the Company anticipates that its overall effective income tax rate for the fourth quarter of fiscal 1998 and beyond will approximate 43%.

OUTLOOK

     Christian Haub, President and Chief Executive Officer, said: "When I first became CEO in May of 1998, I challenged this organization to formulate and implement an aggressive strategic program of modernization. Since that time, we thoroughly evaluated our strategic objectives by market, our current and potential performance by store and our infrastructure requirements. The program that came from that analysis, which we are announcing today, encompasses every element of our business, including store operations, merchandising and marketing practices, employee involvement and development, customer service and managerial excellence.

     "We believe these strategic initiatives will continue to heighten our focus and improve our efficiency, which should lead to faster growth in our core markets, higher return on capital, and significantly improved earnings levels. This will result in a solid foundation upon which to build a great future for A&P. I am very pleased that comparable store sales will be more than 2% positive in the third quarter, expanding on the trend established earlier this year. Excluding the 127 stores that we are exiting, comparable store sales would have been more than 3% positive in the third quarter. We believe the improved sales results are an early indication of the benefits of our comprehensive strategic program.

     "With the accelerated new store openings there will be many chances for people to advance as we aggressively increase our sales in the next five years. In many markets we will be adding a significant number of jobs. These initiatives make us more enthusiastic than ever about the future at A&P as we strive to become the 'Supermarket of Choice' for our employees to work, for our customers to shop and for our shareholders to invest."

THE GREAT ATLANTIC & PACIFIC TEA COMPANY

     A&P, based in Montvale, New Jersey, operates one of the top ten supermarket companies in North America, operating in 18 U.S. states, the District of Columbia and Ontario, Canada, under the A&P, Waldbaum's, Food Emporium, Super Foodmart, Super Fresh, Farmer Jack, Kohl's, Sav-A-Center, Dominion, and Food Basics trade names. As of the end of the third quarter, December 5, 1998, the Company operated a total of 907 stores. In addition, the Company also services 55 franchised stores in Canada.

FORWARD LOOKING STATEMENTS

     This release includes forward-looking statements regarding strategic plans and future performance. These forward-looking statements are based on current plans and expectations, and on currently available information and assumptions that the Company believes to be reasonable. However, forward-looking statements necessarily involve risk and uncertainties, and actual results may differ materially from those suggested. Certain factors that could cause actual results to differ materially include, but are not limited to: economic conditions, competitive activity, the completion of the sale of assets on favorable terms and conditions at appropriate times and the cost estimates to complete the strategic initiatives outlined.